REVOLVING CREDIT NOTE


                                           Waterbury, Connecticut
$5,000,000.00                                         May 3, 1996


     FOR VALUE RECEIVED, COLONIAL TECHNOLOGIES CORP. (formerly known as Colonial Data Technologies Corp.), a Delaware corporation ("Maker"), hereby unconditionally promises to pay to the order of PEOPLE'S BANK ("Payee"), at its banking office at 255 Bank Street, Waterbury, Connecticut 06702, or at such other place as may be designated in writing from time to time by Payee, the principal sum of FIVE MILLION DOLLARS ($5,000,000.00) or so much thereof as may have been advanced, together with interest on the outstanding principal sum, for the period commencing on the date hereof until the date on which the entire principal balance hereof has been paid in full, at the rates per annum and on the dates provided in the Amended and Restated Loan and Security Agreement (as defined below). Interest shall be charged on the principal balance from time to time outstanding on the basis of the actual number of days elapsed computed on the basis of a 360 day year.

     Interest accrued on the principal sum from time to time outstanding shall be paid on the first day of each and every month following the date hereof, commencing on June 1, 1996, until the principal amount has been paid in full. The principal amount of this Note shall be payable at the time set forth in Paragraph 4A(v) or Paragraph 12 of the Amended and Restated Loan and Security Agreement (as defined below). All payments hereunder shall be first applied to interest and then to principal. After maturity (whether by acceleration or otherwise), the interest rate charged on the outstanding principal balance of this Note shall be increased to a default rate equal to two percentage points (2%) above the then-applicable Prime Rate (as defined in the Amended and Restated Loan and Security Agreement), as more fully described in Paragraph 12 of the Loan and Security Agreement.

     Maker further promises to pay, on demand, in addition to said principal sum and interest, all taxes (other than income taxes) assessed upon this Note or on any collateral securing the same, all taxes (other than income taxes), assessments and insurance premiums upon all property securing the payment of this Note, and all costs and expenses, including without limitation, reasonable attorneys' fees, incurred in the collection of this Note or in enforcing any security interest securing the same or in sustaining the lien of any such security interest.

     This Note is issued pursuant to and secured by a security interest granted under a certain Amended and Restated Loan and Security Agreement of even date herewith (hereinafter referred to as the "Amended and Restated Loan and Security Agreement"), by and between the Maker and the Payee, a copy of which Amended and Restated Loan and Security Agreement is on file at the office of the Payee at 255 Bank Street, Waterbury, Connecticut 06702, to which Amended and Restated Loan and Security Agreement reference is hereby made for a more particular statement of certain representations, warranties, covenants and agreements of the Maker and providing for events of default.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS
OF THE STATE OF CONNECTICUT.

     This Note is given in partial renewal and extension of that certain revolving credit note dated as of August 29, 1994, in the original principal amount of $8,000,000.00, made by Maker and payable to the order of Payee.

                              COLONIAL TECHNOLOGIES CORP.



                              By:_____________________________
                                   John N. Giamalis